OREGON METALLURGICAL CORPORATION


                                       EXHIBIT 11.1

                              Earnings per share computation


                                          Three Months Ended March 31,
                                          (in thousands except per share data)


                                                  1996        1995
                                                  ____        ____

Net Income                                      $ 3,345     $   535
                                                =======     =======
Weighted average shares outstanding              11,060      10,894

Weighted average share equivalents assumed
issued from Excess Benefit Plan                     108         116

Weighted average share equivalents assumed
issued from exercise of warrants                    121          11

Weighted average share equivalents assumed
issued as part of Employee Compensation
policy                                               38          34
                                                _______     _______

Weighted average share and share equivalents
outstanding                                      11,327      11,055
                                                =======     =======

Net income per share                            $  0.30     $  0.05
                                                =======     =======


Earnings per share computed on both the primary and fully diluted bases are the same.